Exhibit 10.4

SPONSOR SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of March 23, 2022, is entered into by and among Mount Rainier Acquisition Corp., a Delaware corporation (“SPAC”), Hub Cyber Security Israel Ltd., a company organized under the laws of the State of Israel (the “Company”), and the stockholder(s) listed on Exhibit A hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, SPAC, Rover Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC, with SPAC surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of the Company;

WHEREAS, as of the date hereof, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of common stock, par value $0.0001, of SPAC set forth on Exhibit A (all such shares, and/or any successor shares of SPAC (including, upon the effectiveness of the Merger, any Company Ordinary Shares issued in exchange therefor), being referred to herein as the “Owned Shares”; the Owned Shares and any additional Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares) in which the Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Business Combination Agreement, SPAC, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company and each of the Stockholders hereby agree as follows:

1.        Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, each Stockholder, in its capacity as a stockholder of SPAC, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record or beneficial owner of any of such Stockholder’s Covered Shares to, validly execute and deliver to SPAC, on (or effective as of) the fifth (5th) day following the date that the notice of the SPAC Stockholders Meeting (the “SPAC Stockholder Meeting Notice”) is delivered by SPAC, the voting proxy to be distributed in respect of all of such Stockholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), each Stockholder, in its capacity as a stockholder of SPAC, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of SPAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of SPAC, such Stockholder shall, and shall cause any other holder of record or beneficial owner of any of the Stockholder’s Covered Shares to:

a.	if and when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Stockholder’s Covered Shares owned as of the date that any written consent is executed by such Stockholder (or the record date for such meeting) in favor of (i) the Merger and the adoption of the Business Combination Agreement, (ii) the SPAC Stockholder Proposals and (iii) any other matters necessary or reasonably requested by SPAC for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement.

c.	execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Stockholder’s Covered Shares against any SPAC Acquisition Proposal, any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement that would result in the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement, and against any change in business, management or board of directors of SPAC (other than in connection with the Business Combination Agreement and the other proposals related to the Business Combination).

d.	The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the SPAC Board, including if the SPAC board has effected a SPAC Change in Recommendation.

e.	Each Stockholder hereby irrevocably, to the fullest extent permitted by law, appoints SPAC, or any designee of SPAC, for so long as the provisions of this Section 1 remain in effect, as such Stockholder’s attorney-in-fact and proxy with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Owned Shares, solely on the matters and in the manner specified in this Section 1. This proxy shall be valid for the duration of this Agreement.

f.	THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO SECTION 1(e) ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The proxies and powers of attorney shall not be terminated by any act of such Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of such Stockholder. Each Stockholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 1 with respect to the Owned Shares that such Stockholder may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of such Stockholder and any obligation of such Stockholder under this Agreement shall be binding upon the heirs, personal representatives, and successors of such Stockholder.

2.        No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.       Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time (except the restrictions set forth Section 4 hereof, which shall terminate at the end of the Lock-up Period), (ii) the termination or expiration of the Business Combination Agreement in accordance with its terms or (iii) the time this Agreement is terminated upon the mutual written agreement of SPAC, the Company and the Stockholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination.

4.       Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants to the Company as to itself as follows:

a.	The Stockholder is the only beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any share capital of SPAC (or any securities convertible into share capital of SPAC).

b.	The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c.	The Stockholder (i) if a legal entity, is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) if an individual, has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform his or her obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d.	Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Business Combination Agreement.

e.	The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement.

f.	As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

g.	The Stockholder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

h.	No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5.       Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

a.	No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, the Stockholder shall not, and shall cause its Affiliates and Subsidiaries not to, shall not authorize its Representatives to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or may reasonably be expected to lead to, a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information about SPAC to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal (except that the Stockholder shall be permitted to disclose non-public information about SPAC to its limited partners, members, or stockholders for the limited purpose of securing the corporate or other power and authority to execute and perform this Agreement, provided the Stockholder takes reasonable efforts to cause such Persons to comply with this Section 5(a)); (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Stockholder shall (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by the Stockholder, and describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of SPAC or the SPAC Board (or any committee thereof), any Subsidiary of SPAC, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “SPAC Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the SPAC Related Parties and (iii) any breach by the SPAC of its obligations under Section 5.6(b) of the Business Combination Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a SPAC Related Party) of this Section 5(a)).

b.	Each Stockholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (each such action, a “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Stockholder.

c.	Waiver of Redemptions Rights. Each Stockholder irrevocably agrees that it will not exercise its right to redeem all or a portion of such Stockholder’s Covered Shares (in connection with the transactions contemplated by this Agreement or the Business Combination Agreement or otherwise) as set forth in Section 6.E of the SPAC Certificate of Incorporation.

d.	The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6.        Lock-Up.

a.	During the Lock-up Period (as defined below), each Stockholder that is a member of the Sponsor Group irrevocably agrees that it will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, any of the Covered Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Covered Shares, whether any of these transactions are to be settled by delivery of any such Covered Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company (each action, a “Transfer”).

b.	For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

c.	For purpose of this Agreement, the “Lock-up Period” means with respect to the Covered Shares, the period commencing on the Closing Date and ending on the date that is nine (9) months thereafter.

d.	The restrictions set forth in this Section 6 shall not apply to: (1) transfers or distributions to Stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of Stockholder’s immediate family or to a trust, the beneficiary of which is Stockholder or a member of Stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of Stockholder; (4) pursuant to a qualified domestic relations order, in each case where any permitted transferee enters into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 6 and the other restrictions contained in this Agreement, or (5) transfers pursuant to those certain put and call agreements entered into by and between the Stockholders, the Company and certain other parties as of the date hereof.

e.	In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Covered Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Company being held by any Person(s) that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

f.	During the 30 days after the Closing Date, each Stockholder agrees that it shall not Transfer any Company Warrant (or any Company Ordinary Shares issued or issuable upon the exercise of the Company Warrants).

7.        Share Forfeiture. To the extent the Unpaid SPAC Liabilities and Unpaid SPAC Expenses shall collectively exceed $10,000,000 without the prior written consent of the Company, each Stockholder agrees to immediately forfeit and surrender, without further consideration, an amount of Per Share Consideration issuable in respect of such Stockholder’s Covered Shares pursuant to the Business Combination Agreement equal to their pro rata percentage of such excess liabilities and expenses relative to the Per Share Consideration issued to the other members of the Sponsor Group, with the aggregate amount of Company Ordinary Shares to be forfeited pursuant to this Section 7 to equal the quotient of the aggregate amount by which the Unpaid SPAC Liabilities and Unpaid SPAC Expenses collectively exceed $10,000,000 divided by the Company Share Value (as adjusted pursuant to the terms of the Business Combination Agreement, if applicable).

8.       Further Assurances. From time to time, at the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, the Company’s Affiliates, the Sponsor, SPAC or any of their respective successors and assigns relating to or alleging a breach of any fiduciary duty of any Person in connection with the negotiation, execution or delivery of this Agreement, the Business Combination Agreement (including the Per Share Consideration) or the consummation of the transactions contemplated hereby and thereby.

9.        Disclosure. Each Stockholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, or include in any document or information required to be filed with or furnished to the SEC or Nasdaq, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Company and SPAC have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

10.      Changes in Share Capital. In the event of a share split, share dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.      Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC, the Company and the Stockholders.

12       Waiver. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13       Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to a Stockholder:

To such Stockholder’s address set forth in Exhibit A.

with copies to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue

New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to the Company, to:

Hub Cyber Security (Israel) Ltd.,

17, Rothchild St., Tel Aviv, Israel

Attention: Eyal Moshe

E-mail: eyal.moshe@hubsecurity.io

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Lynch

E-mail: Ryan.Lynch@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention: Michael Rosenberg

E-mail: Michael.Rosenberg@lw.com

If to SPAC, to:

Mount Rainier Acquisition Corp.

256 W. 38th Street, 15th Floor

New York, NY 10018

Attention: Matthew Kearney

E-mail: matthewk@rainieracquisitioncorp.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

14.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of any Stockholder shall remain vested in and belong to the Stockholder, and the Company shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of SPAC or exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

15.       Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Business Combination Agreement. In the event of any inconsistency, conflict, or ambiguity as to the rights and obligations of the parties hereto under this Agreement and the Business Combination Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

16.       No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company and SPAC shall be express third party beneficiaries with respect to Section 4, Section 5(b) and Section 9 hereof.

17.       Governing Law and Venue; Service of Process; Waiver of Jury Trial.

a.	This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

b.	Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 17 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 13 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

18.       Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 18 shall be null and void, ab initio.

19.       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SPAC, the Company or any Stockholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

20.       Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 20 shall not be required to provide any bond or other security in connection with any such injunction.

21.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

22.       Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

23.       Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

24.       Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of SPAC, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of SPAC or any other Person.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written abo

STOCKHOLDERS:

DC RAINIER SPV LLC
By: Dominion Capital LLC, its Manager
By: Dominion Capital Holdings LLC, its Manager

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Managing Member

/s/ Matthew Kearney
Matthew Kearney

/s/ Young Cho
Young Cho

/s/ Christina Favilla
Christina Favilla

/s/ Otto Risbakk
Otto Risbakk

/s/ Jeffery Bistrong
Jeffery Bistrong

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

COMPANY:

HUB CYBER SECURITY (ISRAEL) LTD.

By:	/s/ Eyal Moshe
Name:	Eyal Moshe
Title:	Chief Executive Officer

By:	/s/ Dotan Moshe
Name:	Dotan Moshe
Title:	Chief Operating Officer

SPAC:

MOUNT RAINIER ACQUISITION CORP.

By:	/s/ Matthew Kearney
Name:	Matthew Kearney
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

Exhibit A

Stockholders

Stockholder	Number of Shares	Address for Notices
DC Rainier SPV LLC	3,535,119	256 W. 38th Street, 15th Floor New York, NY 10018
Matthew Kearney	346,985	256 W. 38th Street, 15th Floor New York, NY 10018
Young Cho	104,095	256 W. 38th Street, 15th Floor New York, NY 10018
Christina Favilla	19,167	256 W. 38th Street, 15th Floor New York, NY 10018
Otto Risbakk	19,167	256 W. 38th Street, 15th Floor New York, NY 10018
Jeffery Bistrong	19,167	256 W. 38th Street, 15th Floor New York, NY 10018
A.G.P./Alliance Global Partners	865,000	590 Madison Avenue, 28th Floor New York, NY 10022
Total	4,908,700